Exhibit 10.3

FORM OF

AMENDED AND RESTATED SHARED SERVICES AGREEMENT

THIS AMENDED AND RESTATED SHARED SERVICES AGREEMENT (this “Agreement”) is made as of [_____] [___], 2023, by and between Citius Oncology, Inc.,1 a Delaware corporation (the “Company”), and Citius Pharmaceuticals, Inc, a Delaware corporation (“Citius”) (the Company and Citius may be referred to herein individually as a “Party” or collectively as the “Parties”).

WHEREAS, prior to the effectiveness of the Merger (as defined below) Citius owned 100% of the outstanding equity of the Company;

WHEREAS, the Parties have entered into an Agreement and Plan of Merger and Reorganization by and among Citius, the Company, TenX Keane Acquisition (“TenX”), and TENX MERGER SUB, INC. (“Merger Sub”) dated as of [_____], 2023 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”);

WHEREAS, as of time the Merger becomes effective pursuant to the Merger Agreement (the “Effective Time”), Citius will own at least 80% of the outstanding equity of TenX (which will be renamed Citius Oncology, Inc.);

WHEREAS, the Parties are entering into this Agreement concurrently with the closing of the Merger;

WHEREAS, in connection with the closing of the Merger, the Company will be renamed [_____];

WHEREAS, the Company does not have any employees, office space or operations of its own and does not expect to for the foreseeable future;

WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Company desires to obtain certain management and scientific services from Citius, and Citius has agreed to perform such management and scientific services;

WHEREAS, the Company has requested, and Citius has agreed, for Citius to provide administrative and scientific services to the Company, pursuant to the terms of this Agreement; and

[1]	Note to Draft: Name of parties to be updated depending on timing of name changes. If necessary, recitals to be updated to reflect the timing of name changes.

WHEREAS, this Agreement has been approved by the Company’s Board of Directors and by Citius’s Board of Directors.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Effectiveness. Effective as of the Effective Time, this Agreement hereby amends, restates, and replaces in its entirety the Shared Services Agreement between Citius and the Company dated as of April 1, 2022 (the “Original Agreement”).

2. Management and Scientific Services.

2.1 Services. Subject to any limitations imposed by applicable law or regulation, Citius shall render or cause to be rendered management and scientific services to the Company, which services may include advice and assistance concerning any and all aspects of the operations, executive management, pre-clinical and clinical trials, regulatory development, manufacturing and the regulatory approval process, accounting, financial planning and strategic transactions and financings of the Company and conducting relations on behalf of the Company with accountants, attorneys, financial advisors and other professionals (collectively, the “Services”). Exhibit A sets forth the services Citius will provide to the Company as of the Effective time, which services are substantially similar to the services provided or procured by Citius and used in the operation of the business of the Company immediately prior to the Effective time. Citius shall provide and devote to the performance of this Agreement such employees and agents of Citius as Citius shall deem appropriate to the furnishing of the Services hereunder.

Citius shall devote such time and efforts to the performance of Services contemplated hereby as Citius deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by Citius on a weekly, monthly, annual or other basis. The Company acknowledges that Citius’s Services are not exclusive to the Company and that Citius may render similar Services to other persons and entities.

Citius covenants that the Services will be performed in a diligent, timely, efficient, workmanlike and commercially reasonable manner and in a fashion designed to support the business of the Company in substantially the same manner and to substantially the same standard as the business is conducted prior to the Effective Time, and, with respect to specific Services, in accordance with the standards, if any, set forth on Exhibit A with respect to such Services or as otherwise agreed. In performing the Services, Citius agrees that part of its responsibilities shall be to review, to the extent applicable, the regulations and laws applicable to the Services to be provided hereunder, and to reflect any such regulations, laws or requirements in the performance of Services to the Company.

Citius may change operational aspects of the Services or the way in which they are provided, or substitute them with other services, so long as the Services are provided or procured to substantially the same standards as they were provided immediately prior to the Effective Time. If changes or substitutions are made, Citius shall use reasonable efforts so that:

(i)	the Services are not disrupted; and

(ii)	the change or substitution does not result in an increase in the Service Fees, unless the Company has agreed to the increase in advance.

2.2 Freedom to Pursue Opportunities and Limitation on Liability.

2.2.1 Freedom to Pursue Opportunities. In recognition that the Company and Citius and its wholly owned and partly owned subsidiaries engage and may in the same or similar activities or lines of business and have an interest in the same general areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder, each of the Company and Citius wish to guide the conduct of certain affairs of the Company as they may involve Citius.

Except as Citius may otherwise agree in writing after the date hereof:

(i) Citius will have the right: (A) to directly or indirectly engage in any business including, without limitation, any business activities or lines of business that are the same as the Company’s or its affiliates or similar to those pursued by the Company or its affiliates: or (B) to directly or indirectly do business with any client or customer of the Company or its affiliates: provided that Citius does not compete with the Company in the area of developing treatments for cutaneous T-cell lymphoma or peripheral T-cell lymphoma, immuno-oncology treatments and other oncology treatments

(ii) Citius will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company that do not violate this Section 2.2.1.

(iii) Neither Citius nor any officer, director, employee, partner, member, stockholder, affiliate or associated entity thereof will be liable to the Company or its affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 2.2.1 or of any such person’s participation therein.

3. Term. Citius shall provide the Services set forth in Section 2 above from the Effective Time until the earlier of (a) termination of this Agreement by mutual agreement of Citius and the Company and (b) the 2nd anniversary of this Agreement; provided that this Agreement shall be automatically extended for additional one-year periods unless Citius or the Company provides written notice of its desire not to automatically extend the term of this Agreement to the other Parties hereto at least thirty (30) days prior to such date (such period, the “Term”).

No termination of this Agreement, whether pursuant to this Section 3 or otherwise, will affect the Company’s duty to pay any Service Fee (as defined herein in Section 4) accrued, or to reimburse any cost or expense incurred pursuant to Section 5 hereof, prior to the effective date of such termination. Upon termination of this Agreement, Citius’s right to receive any further Service Fee or reimbursement for costs and expenses that have not accrued or been incurred to the date of termination shall cease and terminate. Additionally, the obligations of the Company under Section 5 (Expenses), Section 7 (Indemnification), the provisions of Section 2.2.2 above (whether in respect of or relating to Services rendered prior to termination of this Agreement or in respect of or relating to any Services provided after termination of this Agreement), the provisions of Section 9 (Confidentiality) (for the term provided therein) and the provisions of Section 21 (Governing Law) will also survive any termination of this Agreement to the maximum extent permitted under applicable law.

4. Compensation.

4.1 The Company and Citius agree that the compensation set forth in this Agreement is being paid to Citius in consideration of the Services provided and the substantial commitment and effort made by Citius hereunder, and that such fees have been negotiated at arms’ length and are fair, reasonable and consistent with fair market value. Citius shall be paid a quarterly fee (the “Service Fee”) as set forth on Exhibit A hereto, which may be amended from time to time upon mutual agreement of the Parties.

4.2 Unless otherwise agreed by the Parties in writing, any payment pursuant to this Section 4 shall be made in cash by wire transfer(s) of immediately available funds to or among one or more accounts as designated from time-to-time by Citius to the Company in writing. [Citius’s Service Fee will be invoiced quarterly, in arrears, and the Company shall pay all invoices within thirty (30) days of the date of such invoice.]2

4.3 It is hereby acknowledged that the Company shall have no payment obligations hereunder other than as set forth in this Section 4 and in Section 5 for the Services to be performed hereunder (including, without limitation, the Services as set forth on Exhibit A attached hereto), and the Company’s indemnity obligations to Citius under Section 7.

4.4 In the event any Service is terminated other than at the end of a payment period under the applicable underlying arrangement, such period’s associated costs shall be pro-rated based on the number of days in such period prior to the termination date.

5. Expenses. Actual and direct out-of-pocket expenses reasonably incurred by Citius and its personnel in performing the Services shall be reimbursed to Citius by the Company upon the delivery to the Company of an invoice, receipt or such other supporting data as the Company reasonably shall require. Unless otherwise agreed by the Parties in writing, the Company shall reimburse Citius by wire transfer of immediately available funds for any amount paid by Citius, which shall be in addition to any other amount payable to Citius under this Agreement.

6. Independent Contractor. Citius shall act solely as an independent contractor and shall have complete charge of its respective personnel engaged in the performance of the Services under this Agreement. Neither Citius nor its officers, employees or agents will be considered employees or agents of the Company as a result of this Agreement. As an independent contractor, Citius shall have authority only to act as an advisor to the Company and shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon the Company or to obtain or incur any right, obligation or liability on behalf of the Company. Nothing contained in this Agreement shall result in Citius or any of its affiliates or their respective directors, officers, employees or agents being a partner, joint venturer, principal, agent, fiduciary or beneficiary of the Company.

[2]	Note to Draft: Suggest clarifying invoicing policy.

7. Indemnification.

7.1 Indemnification. Subject to the applicable limitations set forth in this Section 7, the Company shall indemnify Citius, its affiliates (other than the Company or TenX) and their respective directors, officers, employees and agents (collectively, the “Citius Indemnified Party”), to the fullest extent permitted by law, from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and expenses in connection therewith, including without limitation reasonable attorneys’ fees and expenses (“Indemnified Liabilities”) to which the Citius Indemnified Party may become subject, directly or indirectly caused by, related to or arising out of the Services or any other advice or Services contemplated by this Agreement or the engagement of Citius pursuant to, and the performance by Citius of the Services contemplated by, this Agreement.

7.2 Subject to the applicable limitations set forth in this Section 7, Citius shall indemnify the Company, its affiliates (other than Citius) and their respective directors, officers and employees (collectively, the “Company Indemnified Party”), harmless from and against any and all Indemnified Liabilities to which the Company Indemnified Party may become subject, directly or indirectly caused by, related to or arising out based upon or related to the Services performed for the Company hereunder to the extent that any such Indemnified Liabilities were the result of, arise out of, or are based upon, (i) a breach of the provisions of this Agreement caused by the gross negligence or intentional misconduct of Citius, or (ii) any action or inaction of Citius, its affiliates or its third party contractors providing the Services, or their respective directors, officers, employees, contractors or agents at the request, at the direction, or with the consent, of the Company or any of its directors, officers, employees, representatives or agents.

7.3 An indemnifying party shall promptly reimburse the respective Indemnified Party for Indemnified Liabilities as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company or Citius and whether or not resulting in any liability. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Parties hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

7.4 Limited Liability. In no event shall either Party be liable under any provision of this Agreement to each or each other’s respective affiliates, directors, officers, employees or agents for indirect, special, incidental, consequential (including, without limitation, lost profits or savings, whether or not such damages are foreseeable) or punitive damages; provided, however, that this limitation shall not apply to any indirect, incidental, consequential (including lost profits) or punitive damages asserted or awarded to any third party for which Citius would otherwise be responsible under Section 7.2; provided, further, however, that Citius’s aggregate liability for all claims brought by the Company hereunder shall be limited to the total fees paid to Citius for the Services provided to the Company through the date of any claim, whether or not such claim arose under this Agreement or the Original Agreement.

7.5 An indemnifying party shall not be liable under the indemnification contained in Section 7.1 or 7.2, as applicable, hereof with respect to an Indemnified Party to the extent that such Indemnified Liabilities are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted directly from the Indemnified Party’s willful misconduct or gross negligence. The Parties further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to such Indemnified Party’s securities holders or creditors related to or arising out of the engagement of Citius pursuant to, or the performance by Citius of the Services contemplated by, this Agreement.

8. Employee Matters. Citius shall at all times remain the employer of all of its employees performing the Services and Citius shall perform all of the responsibilities of an employer under applicable federal, state, and local laws and regulations. Citius, as relates to its employees performing Services, shall be responsible for: (i) selecting and hiring its employees legally, including compliance with all applicable laws in connection therewith; (ii) the supervision, direction and control of its employees performing Services; (iii) paying its employees’ wages and other benefits in accordance with applicable laws; (iv) paying or withholding all required payroll taxes and mandated insurance premiums; (v) providing worker’s compensation coverage for employees as required by law; (vi) fulfilling the employer’s obligations with respect to unemployment compensation; and (vii) any and all claims of its employees and other personnel arising out of this Agreement or performance of the Services. Citius shall indemnify, defend and hold harmless the Company from any third-party claim resulting from a breach by Citius of the foregoing obligations, including, without limitation, any claims made by Citius’s personnel against the Company alleging rights or benefits as an employee of the Company.

9. Confidentiality. Citius or the Company (the “Disclosing Party”) may provide the other party (the “Receiving Party”) with certain confidential and proprietary information (“Confidential Information”). Confidential Information of a Party hereto includes, but is not limited to, its product specifications and technical data, product designs/ideas, market/sales forecasts and information, proprietary materials, suppliers, tooling, all business trade secrets, financial and accounting data, customers and prospective customers, pricing information, and know-how. However, “Confidential Information” does not include information that (i) is publicly known at the time of its disclosure or becomes publicly known thereafter through no fault of the Receiving Party, (ii) is lawfully received by the Receiving Party from a third party not under an obligation of confidentiality to the Disclosing Party, (iii) is published or otherwise made known to the public by the Disclosing Party, or (iv) was generated independently by the Receiving Party without the use of the Confidential Information provided by the Disclosing Party.

The Receiving Party will refrain from using the Disclosing Party’s Confidential Information for any purpose other than in connection with providing the Services contemplated by this Agreement. The Receiving Party may only disclose the Disclosing Party’s Confidential Information to the Receiving Party’s officers, directors, key employees, and financial and legal advisors (collectively, “Representatives”) who have the need to know such Confidential Information in order for the Receiving Party to perform its obligations under this Agreement. Such Representatives will be informed of and will agree to be bound by the provisions of this Section (or other terms and conditions that are no less protective of the Discloser’s Confidential Information than the terms herein), and the Receiving Party will remain responsible for any unauthorized use or disclosure of the Disclosing Party’s Confidential Information by its Representatives. The Receiving Party may also disclose the Disclosing Party’s Confidential Information pursuant to the requirement or request of a governmental agency, a court or administrative subpoena, or an order or other legal process or requirement of law so long as it shall (i) first notify the Disclosing Party of such request or requirement, (ii) in the case of a required disclosure, furnish only such portion of the Disclosing Party’s Confidential Information as it is advised in writing by counsel that it is legally required to disclose, and (iii) cooperate with the Disclosing Party in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to that portion of the Disclosing Party’s Confidential Information that is required to be disclosed.

Within seven (7) days after the termination or expiration of this Agreement or after written request of the Disclosing Party, the Receiving Party shall promptly (i) return or destroy all Confidential Information of the Disclosing Party and all copies thereof, (ii) destroy all of its files and memoranda prepared based on the Disclosing Party’s Confidential Information, and (iii) provide the Disclosing Party with a written certification that all such information and materials have been returned or destroyed. Notwithstanding the foregoing, the Receiving Party may retain archival copies of the Disclosing Party’s Confidential Information in accordance with policies and procedures designed to comply with legal, regulatory, and professional requirements, solely to demonstrate compliance therewith. This Section 9 shall survive the expiration or termination of this Agreement for a period of three (3) years; provided, however, that for any Confidential Information that constitutes a trade secret (as defined by applicable law), the obligations of this Section 9 shall survive until such Confidential Information is no longer a trade secret.

10. Intellectual Property.

10.1 Intellectual Property. Except as expressly set forth in Section 10.2, solely as between the Parties, all right, title and interest in and to all intellectual property, including, without limitation, each and every invention, discovery, design, drawing, protocol, process, technique, formula, trade secret, device, compound, substance, material, pharmaceutical, method, software program (including, without limitation, object code, source code, flow charts, algorithms and related documentation), listing, routine, manual and specification, whether or not patentable or copyrightable, that are made, developed, perfected, designed, conceived or first reduced to practice, either solely or jointly with others in the performance of the Services conducted under this Agreement or the Original Agreement by Citius’s employees, agents, consultants, subcontractors or other representatives, but specifically excluding Citius Background Technology (as defined below), (collectively “Work Product”), will be owned solely by the Company, and Citius hereby assigns to the Company any and all rights that Citius may have in the Work Product. Citius represents and warrants to the Company that each employee, agent, consultant and subcontractor of Citius providing Services hereunder is obligated to assign all of his/her/its right, title and interest in and to Work Product to Citius. Citius and all employees, agents, consultants and subcontractors of Citius shall execute and deliver to the Company all writings and do all such things as may be necessary or appropriate to vest in the Company all right, title and interest in and to Work Product. Citius shall disclose to the Company in a timely manner any Work Product arising under this Agreement or the Original Agreement. Excluding Citius’s Background Technology (as defined in Section 10.2), the Company may, in its sole discretion, file and prosecute in its own name and at its own expense, patent applications on any patentable inventions within the Work Product. Upon the request of the Company, and at the Company’s expense, Citius will assist the Company in the preparation, filing and prosecution of such patent applications and will execute and deliver any and all instruments necessary to effectuate the ownership of such patent applications and to enable the Company to file and prosecute such patent applications in any country.

10.2 Citius Background Technology. Notwithstanding anything to the contrary contained in this Agreement or the Original Agreement, Work Product shall exclude (a) any Citius proprietary technology existing prior to April 1, 2022 or that is developed or acquired by Citius independent of the Services performed pursuant to this Agreement or the Original Agreement and (b) any modifications, enhancements or improvements to any of the foregoing that are or were developed by Citius in the course of performing the Services (collectively, “Citius Background Technology”), and, as between the Parties, all Citius Background Technology shall be and remain the sole and exclusive property of Citius. Citius hereby grants the Company a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license, including the right to sublicense through multiple tiers of sublicense, to use the Citius Background Technology that is embodied within the Work Product solely if and to the extent necessary for the exploitation of the Work Product. For clarity, Work Product shall not include any industry know-how that is created by Citius hereunder which is broadly applicable to the businesses of both Citius and the Company at the time of creation, such as processes, techniques and methods.

10.3 Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted Party’s (“Impacted Party”) reasonable control, including, without limitation, the following force majeure event (“Force Majeure”): (a) acts of God; (b) flood, fire, earthquake, other potential disasters or catastrophes, such as epidemics, pandemics, or quarantines, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) government order, law, or actions; (e) embargoes, or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; (h) shortage of adequate power or transportation facilities; and (i) any other similar events or circumstances beyond the reasonable control of the Impacted Party. Notwithstanding the foregoing, the Impacted Party will use good faith efforts to complete performance or correct any default or breach upon removal of any Force Majeure event that caused such delay in performance, default or breach.

11. Reports and Records. Citius shall, upon request from the Company, and within a reasonable amount of time, provide the Company with a detailed report of Services performed on its behalf. Citius shall, upon request from the Company, and within a reasonable amount of time, provide the Company with copies of documents relevant to this Agreement and the Services and reasonably required or requested by the Company, including without limitation books, records and accounts. The Parties shall maintain records of all costs and expenses incurred and shared pursuant to this Agreement in a manner that satisfies the record keeping requirements of federal income tax regulations and generally accepted accounting principles.

12. Non-solicitation. The Parties agree that during the term of this Agreement and for a period of twenty-four (24) months following the termination or expiration of this Agreement, neither Party shall directly or indirectly solicit, hire, recruit, or attempt to do so, any of the employees of the other Party without written consent of the other Party; provided, however, this Section 13 shall not preclude either Party from (A) making general or public solicitations not targeted at any employees of the other Party or (B) hiring any such employee of the other Party who has ceased being an employee, consultant or independent contractor for at least twelve (12) months.

13. Covenants. Each Party represents, warrants and covenants to the other Party that: (i) such Party has the full power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for any consents; and (ii) such Party’s execution of and performance under this Agreement shall not breach any oral or written agreement with any third party or any obligation owed by the Party to any third party.

14. Notices. All notices, demands, or other communications to be given or delivered by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with a hard copy sent to the recipient by reputable overnight courier service (charges prepaid)) if telecopied before 5:00 p.m. Eastern Standard Time on a business day, and otherwise on the next business day, (iii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) received via electronic mail by the recipient if received via electronic mail before 5:00 p.m. Eastern Standard Time on a business day, and otherwise on the next business day after such receipt. Such notices, demands and other communications shall be sent to the address for such recipient indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Notices to Citius

11Commerce Drive, 1st Floor

Cranford, NJ 07016

Attn: Leonard Mazur - CEO

lmazur@citiuspharma.com

Notices to the Company:

11 Commerce Drive, 1st Floor

Cranford, NJ 07016

Attn: Jaime Bartushak - CFO

jbartushak@citiuspharma.com

15. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any such terms, provisions, covenants and restrictions which may be hereafter declared invalid, illegal, void or unenforceable.

16. Entire Agreement. This Agreement and the Merger Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and supersede any prior communication or agreement with respect thereto.

17. Counterparts. This Agreement may be executed in multiple counterparts, and any Party may execute any such counterpart, each of which when executed and delivered will thereby be deemed to be an original and all of which counterparts taken together will constitute one and the same instrument. The delivery of this Agreement may be effected by means of an exchange of facsimile or portable document format (.pdf) signatures.

18. Amendments and Waiver. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by both the Company and Citius. No waiver on any one occasion will extend to, effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any Party hereto.

19. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the Parties hereto will bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not. Neither the Company nor Citius may assign its rights or delegate its obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

21. Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the Parties hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Any of the Parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the Parties hereto to the waiver of its right to trial by jury.

22. Third Party Beneficiaries. This Agreement is not intended to confer on any person or entity except the Parties any rights or remedies hereunder.

23. No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

24. Headings: Interpretation. The headings in this Agreement are for convenience and reference only and shall not limit or otherwise affect the meaning hereof. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

* * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Amended and Restated Shared Services Agreement as of the date first written above.

CITIUS ONCOLOGY, INC.

By:
Name:	[____________]
Title:	[____________]

CITIUS PHARMACEUTICALS, INC.

By:
Name:	[____________]
Title:	[____________]

[Signature Page to Amended and Restated Shared Services Agreement]

EXHIBIT A

COMPENSATION